SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American Oil & Gas Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0451554
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
1050 17th Street, Suite 2400
Denver, Colorado 80265
(303) 991-0173
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

American Oil & Gas Inc. 2006 Stock Incentive Plan
(Full Name of Plan)

Andrew P. Calerich
American Oil & Gas Inc.
1050 17th Street, Suite 2400
Denver, Colorado 80265
(303) 991-0173
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Robert M. Bearman, Esq.
Jon S. Ploetz, Esq.
Patton Boggs LLP
1801 California Street, Suite 4900
Denver, Colorado 80202
(303) 830-1776
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (1)	per Share (2)	Offering Price (2)	Fee (2)
Common Stock, par value $0.001 per share	1,500,000	$6.50	$9,750,000	$300

(1) Includes shares of common stock and shares of common stock underlying stock options and restricted stock units, in each case issuable pursuant to the American Oil & Gas Inc. 2006 Stock Incentive Plan. To the extent additional shares of common stock may be issued or become issuable as a result of a stock split, stock dividend, or other distribution involving the common stock while this registration statement is in effect, this registration statement hereby is deemed to cover all such additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933, as amended.
(2) Solely for the purpose of calculating the registration fee, the offering price per share and the aggregate offering price have been calculated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, computed on the basis of the market value of the shares of Common Stock on June 21, 2007 estimated in accordance with Rule 457(c).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     American Oil & Gas Inc, which may be referred to as the Company, incorporates by reference the documents or portions of documents listed below which were filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which may be referred to as the Exchange Act:
•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended;

•
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006, except for information furnished under Form 8-K, which is not deemed filed and not incorporated herein by reference; and

•	The description of our common stock contained in our Form 8-A filed with the Securities and Exchange Commission on May 12, 2005.
     All documents the Company files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL
     The validity of the issuance of the shares of common stock offered hereby and other legal matters in connection herewith have been passed upon for us by Patton Boggs LLP. Partners of Patton Boggs LLP own an aggregate of 34,500 shares of the Company’s common stock.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Our articles of incorporation provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Section 78.751 of the Nevada General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.
     The above described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of our directors and officers in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
ITEM 8. EXHIBITS
The following documents are filed as exhibits to this Registration Statement:

Exhibit
Number	Exhibit

5.1	Opinion and Consent of Patton Boggs LLP

10.1	2006 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement, as amended, filed July 26, 2006)

23.1	Consent of Hein & Associates, LLP

23.2	Consent of Ryder Scott Company L.P.

23.3	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)
ITEM 9. UNDERTAKINGS
     The registrant hereby undertakes:
     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 pursuant to the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that its meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on the 26th day of June 2007.

AMERICAN OIL & GAS INC.

By:	/s/ Andrew P. Calerich

Andrew P. Calerich President
     Each person whose signature appears below appoints Andrew P. Calerich, individually, as true and lawful attorney-in-fact and agent, with full power of substitution to sign any amendments (including post-effective amendments) to this Registration Statement and to each registration statement amended hereby, and to file the same, with all exhibits and other related documents, with the Commission, with full power and authority to perform any necessary or appropriate act in connection with the amendment(s).
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick D. O’Brien Patrick D. O’Brien	Chief Executive Officer & Chairman and Director (Principal Executive Officer)	June 26, 2007
/s/ Andrew P. Calerich Andrew P. Calerich	President and Director	June 26, 2007
/s/ Joseph B. Feiten Joseph B. Feiten	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 22, 2007
/s/ Nick DeMare Nick DeMare	Director	June 26, 2007
/s/ Jon R. Whitney Jon R. Whitney	Director	June 26, 2007
/s/ M.S. (“Moni”) Minhas M.S. (“Moni”) Minhas	Director	June 22, 2007

EXHIBIT INDEX

Exhibit
Number	Exhibit

5.1	Opinion and Consent of Patton Boggs LLP

10.1	2006 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement, as amended, filed July 26, 2006)

23.1	Consent of Hein & Associates, LLP

23.2	Consent of Ryder Scott Company L.P.

23.3	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)